FOR IMMEDIATE RELEASE

Valassis Appoints Luis A. Ubiñas, President of the Ford Foundation, to its Board of Directors

Livonia, Mich., Nov. 26, 2012: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced today the appointment of Luis A. Ubiñas, president of the Ford Foundation, to the Valassis Board of Directors, effective Nov. 26, 2012. With a distinguished record of leadership in both the profit and nonprofit sectors, Ubinas brings a strong background in media including how digital and emerging technologies are transforming ways we communicate.

In his role at the Ford Foundation, the second largest philanthropic foundation in the United States, he helped to more clearly define the foundation’s objectives and streamline its global operations. With over $10.5 billion in assets and $500 million in annual giving, the Foundation operates worldwide and has offices in Asia and Africa as well as Central and South America. Under his direction, he helped place greater emphasis on demonstrating the impact of the Foundation’s programs.

As president of the Ford Foundation since 2008, Ubiñas has built a program strategy focused on how new technology and social media can reshape the way nonprofits deliver results for those they serve. To maximize the resources available to grantees, Ubiñas also led the restructuring of the Foundation’s operations and endowment management.

“Luis brings to our board a wealth of experience in driving transformational change,” said Alan F. Schultz, Valassis Chairman of the Board. “His board expertise will help guide our efforts to innovate and enhance the value we deliver to clients and consumers.”

Prior to joining the Ford Foundation, Ubiñas was a director at McKinsey & Company, leading the firm’s media practice on the West Coast. He served technology, telecommunications and media companies, working with them to develop and implement strategies and improve operations. While at McKinsey, he led research on the impact of new technologies on business, and much of his work focused on the opportunities and challenges represented by the growth of Internet and wireless technologies. He has spoken extensively on trends in the communications arena.

Ubiñas serves on several nonprofit, government and corporate boards and advisory committees, including the High Level Task Force for the International Conference on Population and Development, the Advisory Committee for the U.S.-China 100,000 Strong Initiative and the boards of the New York Public Library and the Collegiate School for Boys. He also serves on the Board of Electronic Arts and on the U.S. Advisory Committee on Trade Policy and Negotiation.

Ubiñas is a graduate of Harvard College, where he was named a Truman Scholar, and Harvard Business School, where he graduated with highest honors. He is a fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum® media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offerings, including redplum.com and save.com, consumers can find compelling national and local deals. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC, NCH Marketing Services, Inc. and Brand.net. For more information, visit www.valassis.com, www.redplum.com and www.save.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

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This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preferences for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation and/or increased competition from new media formats including digital; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors, including, without limitation, high levels of coupon redemption rates; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com